As filed with the Securities and Exchange Commission on June 17, 2004

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ADVANCED MEDICAL OPTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0986820 (I.R.S. Employer Identification No.)

1700 E. St. Andrew Place
Santa Ana, California 92705
(Address of principal executive offices, including zip code)

ADVANCED MEDICAL OPTICS, INC.
2002 INCENTIVE COMPENSATION PLAN (AS AMENDED)

(Full title of the plan)

James V. Mazzo
President and Chief Executive Officer
Advanced Medical Optics, Inc.
1700 E. St. Andrew Place
Santa Ana, California 92705
(714) 247-8200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Amount to be		Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered(1)		Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, par value $0.01 per share	2,000,000	(2)(3)	$36.94 (4)	$73,880,000 (4)	$9,360.60
(including the associated Rights to purchase	shares
Series A Junior Participating Preferred Stock (1)

(1)	Rights to purchase Series A junior participating preferred stock of the registrant are attached to all shares of the registrant’s common stock in accordance with the Rights Agreement, dated June 24, 2002, by and between the registrant and Mellon Investor Services, LLC, as rights agent. The rights are not exercisable until the occurrence of events specified in the Rights Agreement, are evidenced by the certificates for the common stock and are transferable solely with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also automatically cover any additional shares of common stock, par value $0.01 per share, that become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split or other similar transaction.

(3)	The registrant has previously registered 6,700,000 shares of common stock for issuance under the Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan on Form S-8 (Registration No. 333-90950). This Form S-8 Registration Statement is filed to register an additional 2,000,000 shares of common stock available for issuance under such Plan, as amended.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and is based on the average of the high and low sales price of the Common Stock of Advanced Medical Optics, Inc. as reported on the New York Stock Exchange on June 14, 2004.

PART II
Item 3. Incorporation of Documents by Reference.
Item 5. Interests of Named Experts and Counsel.
Item 8. Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 23.2

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This registration statement relates to the Advanced Medical Optics, Inc. (the “Registrant”) 2002 Incentive Compensation Plan, as amended (the “Plan”).

     Initially, an aggregate of 6,700,000 shares of common stock were available for issuance under the Plan, and such shares were registered on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2002 (Registration No. 333-90950). In February 2004 the Registrant’s Board of Directors adopted, and on May 20, 2004 the stockholders of the Registrant approved, certain amendments to the Plan, including an increase of 2,000,000 shares of common stock issuable under the Plan. This registration statement covers such increase of 2,000,000 shares of common stock issuable under the Plan, bringing the total number of shares authorized thereunder to 8,700,000.

Item 3. Incorporation of Documents by Reference.

     The Registrant’s Registration Statement on Form S-8 (Registration Nos. 333-90950), which has been filed by the Registrant with the Commission, is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

     The Registrant has agreed to indemnify and hold KPMG LLP (“KPMG”) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the incorporation by reference of its audit report on the Registrant’s past financial statements incorporated by reference in this registration statement.

Item 8. Exhibits.

     The following exhibits are filed as part of this registration statement:

Exhibit
Number	Description
4.1	Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan, as amended (incorporated by reference to Exhibit A to the Proxy Statement for the 2004 Annual Meeting of Stockholders filed on April 15, 2004)

5.1	Opinion of Aimee S. Weisner, General Counsel of Advanced Medical Optics, Inc.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Aimee S. Weisner (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of this Registration Statement)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on June 17, 2004.

ADVANCED MEDICAL OPTICS, INC.
By:	/s/ JAMES V. MAZZO
James V. Mazzo
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below authorizes James V. Mazzo and Aimee S. Weisner, and either of them, with full power of substitution and resubstitution, his or her true and lawful attorneys-in-fact, for him or her in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ JAMES V. MAZZO James V. Mazzo	President and Chief Executive Officer Director (Principal Executive Officer)	June 17, 2004
/s/ RICHARD A. MEIER Richard A. Meier	Executive Vice President of Operations and Finance and Chief Financial Officer (Principal Financial Officer)	June 17, 2004
/s/ ROBERT F. GALLAGHER Robert F. Gallagher	Vice President and Controller (Principal Accounting Officer)	June 17, 2004
/s/ WILLIAM R. GRANT William R. Grant	Chairman of the Board and Director	June 17, 2004
/s/ CHRISTOPHER G. CHAVEZ Christopher G. Chavez	Director	June 17, 2004
/s/ WILLIAM J. LINK William J. Link, Ph.D.	Director	June 17, 2004

Signature	Title	Date
/s/ MICHAEL A. MUSSALLEM Michael A. Mussallem	Director	June 17, 2004
/s/ DEBORAH J. NEFF Deborah J. Neff	Director	June 17, 2004
/s/ JAMES O. ROLLANS James O. Rollans	Director	June 17, 2004

EXHIBIT INDEX

		PAGE
4.1	Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan, as amended (incorporated by reference to Exhibit A to the Proxy Statement for the 2004 Annual Meeting of Stockholders filed on April 15, 2004)	—

5.1	Opinion of Aimee S. Weisner, General Counsel of Advanced Medical Optics, Inc.	6

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	8

23.2	Consent of Independent Registered Public Accounting Firm	9

23.3	Consent of Aimee S. Weisner (included in Exhibit 5.1)	—

24.1	Power of Attorney (included in the signature page of this Registration Statement)	—